AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among GREENPOWER INTERNATIONAL GROUP LIMITED, a Delaware corporation ("Greenpower Delaware"), GREENPOWER INTERNATIONAL GROUP LIMITED, a British Virgin Island company, (“Greenpower BVI”) and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of Greenpower BVI.

Whereas, Greenpower Delaware wishes to acquire Greenpower BVI and the Shareholders wish to transfer all of the issued and outstanding securities of Greenpower BVI in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, Greenpower Delaware, Greenpower BVI, and the Shareholders adopt this plan of reorganization and agree as follows:

1.          Exchange of Stock

1.1.       Number of Shares. The Shareholders agree to transfer to Greenpower Delaware at the Closing (defined below) the number of shares of common stock of Greenpower BVI shown opposite their names in Exhibit A, in exchange for an aggregate of 10,000,000 shares of voting common stock of Greenpower Delaware at an exchange ratio of 200 shares of Greenpower Delaware common stock for each share of Greenpower BVI common stock.

1.2.       Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of Greenpower BVI common stock shall surrender such certificate(s) for cancellation to Greenpower Delaware, and shall receive in exchange a certificate or certificates representing the number of full shares of Greenpower Delaware common stock into which the shares of Greenpower BVI common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of Greenpower BVI shares by the Shareholders shall be effected by the delivery to Greenpower Delaware at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3.       Fractional Shares. Fractional shares of Greenpower Delaware common stock shall not be issued, but in lieu thereof Greenpower Delaware shall round up fractional shares to the next highest whole number.

1.4.       Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Greenpower Delaware may request in order more effectively to sell, transfer, and assign the transferred stock to Greenpower Delaware and to confirm Greenpower Delaware's title thereto.

2.         Ratio of Exchange. The securities of Greenpower BVI owned by the Shareholders, and the relative securities of Greenpower Delaware for which they will be exchanged, are set out opposite their names in Exhibit A.

3.         Form of Documents. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.         Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented Greenpower BVI common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Greenpower Delaware common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Greenpower BVI common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.         Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

5.1.      Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Greenpower BVI shares which are listed in the attached schedule and which they have contracted to exchange.

5.2.      Litigation. There is no litigation or proceeding pending, or to any Shareholder’s knowledge threatened, against or relating to shares of Greenpower BVI held by the Shareholders.

6.         Representations and Warranties of Greenpower Delaware. Greenpower Delaware represents and warrants that:

6.1.     Corporate Organization and Good Standing. Greenpower Delaware is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

6.2.     Reporting Company Status. Greenpower Delaware has filed with the Securities and Exchange Commission a registration statement on Form 10 which became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12(g) thereunder.

6.3.       Reporting Company Filings. Greenpower Delaware has timely filed and is current on all reports required to be filed by it pursuant to §13 of the Securities Exchange Act of 1934.

6.4.      Capitalization. Greenpower Delaware’s authorized capital stock consists of 500,000,000 shares of common stock, $.0001 par value, of which 11,000,000 shares are issued and outstanding, and 20,000,000 shares of preferred stock, of which no shares are issued or outstanding.

6.5.       Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

6.6.      Stock Rights. Except as set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain Greenpower Delaware common or preferred stock issued or committed to be issued.

6.7.      Corporate Authority. Greenpower Delaware has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this agreement.

6.8.      Authorization. Execution of this agreement has been duly authorized and approved by Greenpower Delaware's board of directors.

6.9.      Subsidiaries. Greenpower Delaware has no subsidiaries.

6.10.    Financial Statements. Greenpower Delaware's financial statements dated as of September 30, 2011, copies of which will have been delivered by Greenpower Delaware to Greenpower BVI prior to the Closing Date (the "Greenpower Delaware Financial Statements"), fairly present the financial condition of Greenpower Delaware as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

6.11.    Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Greenpower Delaware Financial Statements, Greenpower Delaware did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

6.12.    No Material Changes. Except as set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of Greenpower Delaware since the date of the Greenpower Delaware Financial Statements.

6.13.    Litigation. Except as set out by attached schedule, there is not, to the knowledge of Greenpower Delaware, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Greenpower Delaware or against any of its officers.

6.14.    Contracts. Except as set out by attached schedule, Greenpower Delaware is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

6.15.    Title. Except as set out by attached schedule, Greenpower Delaware has good and marketable title to all the real property and good and valid title to all other property included in the Greenpower Delaware Financial Statements. Except as set out in the balance sheet thereof, the properties of Greenpower Delaware are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Greenpower Delaware.

6.16.    No Violation. The Closing will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Greenpower Delaware is subject or by which Greenpower Delaware is bound.

7.          Representations and Warranties of Greenpower BVI. Greenpower BVI represents and warrants that:

7.1.      Corporate Organization and Good Standing. Greenpower BVI is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

7.2.     Capitalization. Greenpower BVI's authorized capital stock consists of 50,000 shares of common stock, $1.00 per share par value, of which all shares are issued and outstanding, and no shares of preferred stock.

7.3.     Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

7.4.    Stock Rights. Except as set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain Greenpower BVI common or preferred stock issued or committed to be issued.

7.5.    Corporate Authority. Greenpower BVI has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this agreement.

7.6.    Authorization. Execution of this Agreement has been duly authorized and approved by Greenpower BVI's board of directors.

7.7.     Subsidiaries. As set out in schedule attached hereto, Greenpower BVI has no subsidiaries.

7.8.     Financial Statements. Greenpower BVI's audited financial statements dated as of September 30, 2011, copies of which will have been delivered by Greenpower BVI to Greenpower Delaware prior to the Closing Date (the "Greenpower BVI Financial Statements"), fairly present the financial condition of Greenpower BVI as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

7.9.     Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Greenpower BVI Financial Statements, Greenpower BVI did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

7.10.    No Material Changes. Except as set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of Greenpower BVI since the date of the Greenpower BVI Financial Statements.

7.11.    Litigation. Except as set out by attached schedule, there is not, to the knowledge of Greenpower BVI, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Greenpower BVI or against any of its officers.

7.12.    Contracts. Except as set out by attached schedule, Greenpower BVI is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this agreement.

7.13.    Title. Except as set out by attached schedule, Greenpower BVI has good and marketable title to all the real property and good and valid title to all other property included in the Greenpower BVI Financial Statements. Except as set out in the balance sheet thereof, the properties of Greenpower BVI are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Greenpower BVI.

7.14.    No Violation. The Closing will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Greenpower BVI is subject or by which Greenpower BVI is bound.

8.         Conduct Pending the Closing

Greenpower BVI, Greenpower Delaware and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1.          No change will be made in the charter documents, by-laws, or other corporate documents of Greenpower Delaware.

8.2.          Greenpower Delaware will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.3.          No change will be made in the charter documents, by-laws, or other corporate documents of Greenpower BVI.

8.4.          Greenpower BVI will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.5.          None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Greenpower BVI shares of common stock owned by them.

9.            Conditions Precedent to Obligation of the Shareholders

The Shareholder’s obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the Shareholders as appropriate:

9.1.          Greenpower Delaware's Representations and Warranties. The representations and warranties of Greenpower Delaware set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2.          Greenpower Delaware' s Covenants. Greenpower Delaware shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3.          Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Greenpower Delaware.

9.4.          Supporting Documents of Greenpower Delaware. Greenpower Delaware shall have delivered to the Shareholders the following documents in form and substance reasonably satisfactory to the Shareholders:

(a)            A good standing certificate from the jurisdiction of Greenpower Delaware's organization stating that Greenpower Delaware is a corporation duly organized, validly existing, and in good standing;

(b)            Secretary’s certificate stating that Greenpower Delaware’s authorized capital stock is as set forth herein;

(c)            Certified copies of the resolutions of the board of directors of Greenpower Delaware authorizing the execution of this Agreement and the consummation hereof;

(d)            Secretary's certificate of incumbency of the officers and directors of Greenpower Delaware;

(e)            Greenpower Delaware’s Financial Statements; and

(f)            Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.          Conditions Precedent to Obligation of Greenpower Delaware

Greenpower Delaware's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Greenpower Delaware:

10.1.      Shareholders’ Representations and Warranties. The representations and warranties of the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2.      Shareholders’ Covenants. The Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3.      Greenpower BVI’s Representations and Warranties. The representations and warranties of Greenpower BVI set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.4.      Greenpower BVI’s Covenants. Greenpower BVI shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.5.      Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Greenpower BVI.

11.         Shareholder Representative. The Shareholders hereby irrevocably designate and appoint Cassidy & Associates, 215 Apolena Avenue, Newport Beach, California, as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify Reorganization hereunder.

12.         Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by any of the Shareholders, Greenpower Delaware or Greenpower BVI if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by any of the Shareholders, Greenpower Delaware or Greenpower BVI if the Closing shall not have taken place within 15 days following execution of this Agreement, unless adjourned to a later date by mutual consent in writing.

13.         Survival of Representations and Warranties. The representations and warranties of the Shareholders, Greenpower Delaware and Greenpower BVI set out herein shall survive the Closing.

14.         General Provisions.

14.1.      Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this agreement.

14.2.      Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

14.3.      Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

14.4.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Greenpower BVI, to:

Greenpower International Group Ltd.

8728 Valley Boulevard, Suite 209

Rosemead, California 91770

If to Greenpower Delaware, to:

Greenpower International Group Ltd.

8728 Valley Boulevard, Suite 209

Rosemead, California 91770

If to the Shareholders, to:

Cassidy & Associates

215 Apolena Avenue

Newport Beach, California 92662

14.5.          Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

14.6.          Assignment. This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this agreement without the written consent of the other party shall be void.

14.7.          Counterparts. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

14.8.          Exchange Agent and Closing Date. The Exchange Agent shall be the law firm of Cassidy & Associates, Newport Beach, California. The Closing shall take place upon the fulfillment by each party of all the conditions of Closing required herein, but not later than 15 days following execution of this agreement unless extended by mutual consent of the parties.

14.9.          Review of Agreement. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

14.10.         Schedules. All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon and shall be dated.

14.11.         Effective Date. This effective date of this agreement shall be February 6, 2012.

Signature Page to Agreement and Plan of Reorganization

among Greenpower BVI, Greenpower Delaware and the

Shareholders of Greenpower BVI

IN WITNESS WHEREOF, the parties have executed this agreement.

GREENPOWER INTERNATIONAL GROUP LTD.,
a Delaware corporation

By /s/ Xiaoping Liu
Chief Executive Officer

GREENPOWER INTERNATIONAL GROUP LTD. , a British Virgin Island corporation

By Xiaoping Liu President

THE SHAREHOLDERS OF GREENPOWER INTERNATIONAL GROUP LTD.,

See Attachment

Attachment to Agreement and Plan of Reorganization

among Greenpower BVI, Greenpower Delaware and the

Shareholders of Greenpower BVI

Shareholders of
Greenpower BVI

Name of Shareholder	No. of Shares

/s/ ZHANG JIONG	2,986,800

/s/ LIU XIAOPING	2,420,000

/s/LUO YONG	2,420,000

/s/LI MOXIANG	500,000

/s/ZHONG DIFAN	500,000

/s/LIU JUNGUO	200,000

/s/LIN QING	200,000

/s/ZHOU LINGYU	118,000

/s/TANG HONGMENG	20,600

/s/WANG CANGSHA	20,000

/s/HE DONG	20,000

/s/WANG LILIN	16,000

/s/LAI AIMIN	13,600

/s/LIU QINGHAI	12,000

/s/WANG HONG	12,000

/s/LIN FANG	11,800

/s/TANG XUEBING	10,800

/s/LILI BELL	900,000

/s/IN XIAOWEI	10,000

/s/JIN HUIYUAN	10,000

/s/WANG PING	9,000

/s/YAO GEPING	7,000

/s/HE YONG	6,800

/s/LIANG HONGYI	6,000

/s/CHEN WEN	5,200

/s/LIZHONGLIANG	5,000

/s/ZHANG WEI	5,000

/s/CAO YINGFANG	4,800

/s/GUAN HONG	4,000

/s/ZOU SHAOJIE	4,000

/s/LI CUILIAN	3,600

/s/QIU ZUXIONG	3,200

/s/GU ZIXIN	3,000

/s/TIAN XINYU	3,000

/s/LEI YING	2,800

/s/XU FANG	2,400

/s/YANG WENLI	2,400

/s/HUANG YINDA	2,000

/s/WU XIAOMEI	2,000

/s/YE YUZHEN	2,000

/s/ZOU WENCHU	2,000

/s/WANG XIANQIANG	2,000

/s/ZHOU Zhou	2,000

/s/XIAO ZHIWEN	1,800

/s/ZHANG Yu	1,400

/s/CAI JIANMIN	1,400

/s/ZHAO WENFENG	1,400

/s/HE RENHUA	1,200

/s/ZHOU GUSHENG	1,200

/s/ZHOU JIESHENG	800